Exhibit 10.22

May 23, 2001

Mr. John L. Hobey
Chief Executive Officer
Open Plan Systems, Inc.
4299 Carolina Avenue
Richmond, VA 23222

Dear Jack:

         Open Plan Systems, Inc. (the "Company") has requested that Wachovia Bank, N.A. (the "Bank") temporarily waive its existing right to declare defaults, through June 30, 2001, relating to certain covenant defaults by the Company under the $5,000,000 revolving line of credit extended by the Bank to the Company pursuant to the Commitment Letter dated March 15, 2000, as amended by letter dated August 1, 2000 and by the letter dated May 16, 2001 (as amended, the "Credit Agreement") and the Reimbursement and Security Agreement, dated as of June 1, 2000, between the Company and the Bank (the "Reimbursement Agreement," and collectively with the Credit Agreement, the "Agreements"). The Bank is willing to grant such temporary waivers under the terms of this letter (the "Waiver").

         The Company recognizes it is in default of the Agreements, and the temporary waivers requested are for failure to comply with the following covenants as of and after December 31, 2000, through June 30, 2001, under terms of the Agreements in effect during such period (the "Covenant Defaults"):

                  Minimum Tangible Net Worth. Permit Tangible Net Worth to be less than $15,000,000, as of the last day of each fiscal quarter of the Company.

                  Ratio of Funded Debt to EBIDA. Permit the ratio of Funded Debt as of the last day of any fiscal quarter of the Company to EBIDA for the period of four fiscal quarters ending on such date to exceed (i) as of September 30, 2000, 4.0:1.0, and (ii) as of December 31, 2000 and as of the last day of each fiscal quarter ending after December 31, 2000, 3.0:1.0.

                  Ratio of Total Liabilities to Tangible Net Worth. Permit the ratio of Total Liabilities to Tangible Net Worth as of the last day of any fiscal quarter of the Company to exceed (i) as of September 30, 2000, 1.20:1.00 and (ii) as of December 31, 2000 and as of the last day of each fiscal quarter ending after December 31, 2000, 1.0:1.0.

                  Payment of Taxes. Fail to pay any taxes levied or assessed by any Governmental Authority against the Company or the Company's assets in a timely manner.

                  Delivery of Audited Consolidated Financial Statements. Fail to deliver audited consolidated financial statements (including consolidated balance sheet and consolidated statements of income, retained earnings and cash flows, including the notes to each) of the Company and its Subsidiaries within 90 days after the close of the Company's fiscal year.

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Mr. John L. Hobey
May 23, 2001
Page 2

                  Delivery of President/Chief Financial Officer Certificate. Fail to deliver, concurrently with the audited consolidated financial statements described above, a certificate from the Company's President or Chief Financial Officer certifying to the best of his knowledge that the Company has kept, observed, performed and fulfilled all Agreement covenants and that no Default or Event of Default has occurred.

         The Bank hereby temporarily waives its right to declare a default or defaults or exercise any rights based on any Event of Default, Default, event of default or default with respect to the Covenant Defaults through June 30, 2001 pursuant to the terms below. The forgoing waiver expressly includes, without limitation, any breach or violation of Sections 5.8, 6.1(b), 6.1(d), 7.13, 7.14 and 7.15 of the Reimbursement Agreement and the corresponding covenants in the Credit Agreement. This waiver does not waive any Event of Default, Default, event of default or default under the Agreements other than the Covenant Defaults and does not cover any date or any period of time after June 30, 2001. The Bank retains the right, in its sole discretion, to declare a default or defaults and exercise any rights based on any Event of Default, Default, event of default or default under the Agreements or either of them, including without limitation, the Covenant Defaults after June 30, 2001 as if the waivers given herein had never been granted. The Company specifically represents to the Bank that all loans and advances by the Bank and obligations of the Bank under the Agreements and any notes related thereto will continue to be secured by the Bank's security interest in all of the collateral granted under the security documents between the Bank and the Company and nothing herein will affect the validity, perfection or enforceability of such security interests.

         The Company and the Bank hereby agree:

         1) The commitment letter dated May 16, 2001 is hereby rescinded and declared null and void.

         2) The Company will pay to the Bank a fee in the amount of $89,368 as retroactive compensation for inaccurate pricing over the prior 12 months, and as compensation for this waiver, which the Bank acknowledges has been paid.

         3) The fee outlined above is non-refundable, however, in the event the Bank, in its sole discretion, determines to renegotiate the Agreements or either of them, then such fee will be applied, as the Bank in its sole discretion sees fit, toward any fees associated with any subsequently renegotiated agreements.

         4)   Availability under the line will be reduced to $4,650,000.

         5)   The interest rate on the line will be increased to LIBOR + 3.50%.

         6)   The advance ratio under the line will be amended as follows:

              A) The advance rate on Accounts Receivable will be reduced to 75% of eligible Accounts Receivable.


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Mr. John L. Hobey
May 23, 2001
Page 3

              B)   The  maximum   reliance  on  inventory  will  be  reduced  to
                   $1,500,000.

              C) Inventory advances will be reduced to 35% of eligible inventory, subject to the provision B above.

              D) Eligible inventory will now be defined as: "That which is held for resale in the normal course of business excluding work-in-process and scrap."

              E)   The Borrowing Base reduction will be increased to $650,000.

              F) No line proceeds may be used to pay obligations associated with the Company's Lansing, Michigan facility, currently under construction, without the Bank's prior express consent.

         7) With respect to the Reimbursement Agreement, the Bank reserves the right to approve or disapprove, in its sole and absolute discretion, construction draws during the temporary waiver period.

         Please sign below evidencing your acceptance of these terms. If you have any questions, please do not hesitate to contact me (804) 697-6801.

Very truly yours,

/s/ Harry Turton

Harry Turton
Senior Vice President

Accepted and agreed to this 23rd day of May, 2001.

Open Plan Systems, Inc.



By:          /s/ John L. Hobey
    --------------------------------------
    John L. Hobey, Chief Executive Officer